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Exhibit 99.1

News Release

[Nextel Partners Logo]	Nextel Partners, Inc. 4500 Carillon Point Kirkland, WA 98033 (425) 576-3600

Contacts:

Investors: Alice Kang (425) 576-3696

Nextel Partners to Present at Credit Suisse First Boston's High Yield Wireless Affiliate Day

KIRKLAND, Wa.—April 12, 2001 - Nextel Partners, Inc., (NASDAQ: NXTP) announced that it will participate in today's High Yield Wireless Affiliate Day, sponsored by Credit Suisse First Boston. John Thompson, Nextel Partners' Chief Financial Officer and Treasurer, is scheduled to make a presentation at 9:30 a.m. EDT on April 12, 2001. The following are excerpts from Mr. Thompson's investor presentation given today in New York.

"Thanks to the attractiveness of our markets and our service offerings, Nextel Partners achieved strong operating results during the first quarter of 2001 and once again exceeded analysts' expectations. We added 61,600 net subscribers to end the quarter with 289,000 customers. In addition, our churn during the quarter was only 1.6% and our ARPU during the same period was $70. These results imply a lifetime revenue per subscriber of $4,375 which we believe is still among the highest in the industry."

"As of March 31, 2001, Nextel Partners had over $890 million of liquidity which we believe is sufficient to complete our build-out and fund our operations through late 2002, at which point we expect to achieve positive EBITDA."

"During the first quarter of 2001, we put 270 cell sites on air to increase our coverage by approximately 4 million pops to over 27 million."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments including, without limitation, the ability of Nextel Partners to achieve positive EBITDA. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners' actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel Partners' current expectations regarding the relevant matter or subject area. Such risks and uncertainties include those that are described from time to time in Nextel Partners' reports filed with the SEC, including Nextel Partners' Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Nextel Partners, Inc., based in Kirkland, Wa., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 30 states where more than 50 million people reside. Nextel Partners offers its customers the same fully integrated digital wireless communications services available from Nextel including digital cellular, text/numeric messaging, Nextel Wireless Web services and Nextel Direct Connect® digital two-way radio, all in a single wireless phone. Nextel Partners customers can seamlessly access these services anywhere on Nextel's or Nextel Partners' all-digital wireless network, which currently covers 184 of the top 200 U.S. markets. To learn more about Nextel Partners, visit our web site at www.nextelpartners.com. To learn more about Nextel's services, visit www.nextel.com.

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Nextel Partners to Present at Credit Suisse First Boston's High Yield Wireless Affiliate Day